SECOND AMENDMENT TO POLYMER GRADE PROPYLENE PURCHASE AND SALE AGREEMENT (SPLITTERS)

This Second Amendment to Polymer Grade Propylene Purchase and Sale Agreement (Splitters) (the "**Second Amendment**") amends the Polymer Grade Propylene Purchase and Sale Agreement (Splitters) dated as of May 1, 2021, as amended by that certain First Amendment to Polymer Grade Propylene Purchase and Sale Agreement (Splitters), dated effective as of May 1, 2021 (such agreement, as so amended, the "**Agreement**"), by and between Enterprise Products Operating LLC ("**Enterprise**") and Esenttia S.A. ("**Purchaser**"). This Second Amendment shall be effective as of December 19, 2022 (the "**Amendment Effective Date**"). Capitalized terms herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Enterprise and Purchaser have agreed that certain provisions of the Agreement should be amended in the manner provided for in this Second Amendment;

NOW, THEREFORE, with the intent to be legally bound, Enterprise and Purchaser hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Definitions. Article I of the Agreement is hereby amended as follows:

(a) The definition of "Expansion Notice" set forth in Section 1.17 of the Agreement is hereby amended by deleting "December 31, 2022" in each of the second and third sentences set forth therein, and replacing it in each such instance with "December 31, 2023".

(b) The definition of "Expansion Notice Effective Date" set forth in Section 1.18 of the Agreement is hereby amended by deleting "shall be at least 12 Contract Months from the date of the Expansion Notice" and replacing it with "shall be at least 3 Contract Months from the date of the Expansion Notice".

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment. Except as expressly amended by this Second Amendment, the Agreement shall remain in full force and effect. This Second Amendment, together with the Agreement, constitutes the entire agreement and understanding between the parties, concerning the subject matter thereof.

2.2 Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Amendment Effective Date.

ENTERPRISE PRODUCTS OPERATING LLC
By: Enterprise Products OLPGP, Inc.,
Its sole manager

By: ____________________________
Name: FC DAm
Title: SVP

ESENTTIA S.A.

DocuSigned by:
By: ____________________________
AC3FF89A01DD4AF...
Name: María Inés Hurtado Burbano
Title: Legal Representative